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                                                                    Exhibit 99.1


                                 Press Release



    TUT SYSTEMS, INC. TO CONDUCT STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES


Pleasanton, Calif., March 16, 2001---- Tut Systems, Inc. (Nasdaq: TUTS), a leading provider of multi-service broadband systems for the multi-tenant unit
(MTU) market, today announced that it will conduct an option exchange program for certain of its employees. Tut Systems, Inc. is offering employees the opportunity to cancel certain outstanding stock options in return for new options to purchase shares of its common stock equal to the number of options cancelled. These new options will be issued to participants in the exchange program six (6) months and two (2) days from the day this offer ends. The exercise price of the new options will not be determined until the date of grant, and will be set at the closing price reported on the Nasdaq National
Market for Tut Systems, Inc. common stock on the date that is six months and one day from the end of the option exchange offer period.

All options held by eligible employees currently outstanding under the company's
1992 Stock Plan, 1998 Stock Plan and the 1999 Nonstatutory Stock Plan are included in the option exchange program. If all eligible employees participate in the program, options for a total of 1,711,963 shares of Tut Systems, Inc.
common stock will be exchanged for new options. Employees of Tut Systems UK
Limited, members of the Board of Directors, Executive officers and vice-presidents of Tut Systems, Inc. will be excluded from the option exchange program.

The primary purpose of the option exchange program is to provide employees of Tut Systems, Inc. who hold options that are "out-of-the-money" with an opportunity, so long as they are employees on the date of the replacement grant, to exchange those old options for new stock options to be granted on October
26th, 2001. Employees who choose to cancel options will receive credit for past vesting as well as vesting during the waiting period before the new options are issued. In addition, the vesting period for the new options will be shortened by approximately six months. However, the replacement stock options will not be exercisable prior to October 26, 2001.

This exchange offer and the options issuable in connection with it have not been registered under the Securities Act in reliance on Section 3(a) (9) and may not be offered or sold to anyone other than eligible employees. Eligible employees may obtain a copy of the prospectus supplement from Shareholder Services at
(925) 201-4212.

About Tut Systems, Inc.
Tut Systems (NASDAQ: TUTS) is the leading provider of solutions that deliver reliable broadband services within multi-tenant buildings (MTUs) such as hotels, apartments, student housing and multi-tenant commercial properties. In partnership with service providers and real estate investment trusts, Tut's solutions have been deployed in hotel, commercial and residential properties worldwide.

More information on Tut and its products, including international availability, can be found at http://www.tutsystems.com, or by contacting Tut's US headquarters in Pleasanton, California, at +1-925-460-3900 or 800-998-4888.
Investor queries should be directed to 800-486-1241.

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
Contacts:
Nelson Caldwell                Amanda Berman                         Gail Pomerantz
Chief Financial Officer        Director, Corporate Communications    Gail Pomerantz
Tut Systems                    Tut Systems                           Associates
(925) 201-4308                 (925) 201-4393                        (408) 395-7783
ncaldwell@tutsys.com           aberman@tutsys.com                    gailpomer@aol.com


Tut, the Tut logo, HomeRun and Fast Copper are trademarks of Tut Systems, Inc. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.